Exhibit 99.1

SilverSun Technologies Reports 2020 Fourth Quarter and Full Year Financial Results

EAST HANOVER, NJ – ( ) – March 25, 2021 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Ended December 31, 2020 Financial Highlights

●	Total revenue was $11,308,787, compared with $9,967,886 in 2019, an increase of 13.5%.

●	Gross Profit was $4,736,117, compared with $3,723,109 in 2019, an increase of 27.2%.

●	Income from continuing operations was $480,391, versus a loss from continuing operations of $399,557 in 2019, an increase of $879,948.

Fiscal 2020 Financial Highlights

●	Total revenue was $41,220,406, compared with $38,502,482 in 2019, an increase of 7.1%.

●	Gross profit was $16,578,981, compared with $14,678,454 in 2019, an increase of 12.9%.

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Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA), were $929,317, compared with a loss from continuing operations before interest, taxes, depreciation and amortization of $1,187,026 in 2019, an increase of $2,116,343.

●	Earnings per share from continuing operations in 2020 (on a diluted basis) were $0.04, compared to a loss per share from continuing operations of $0.33 in 2019.

●	As of December 31, 2020, cash totaled $6,595,416, and the Company had $1,892,129 in long term liabilities.

For more detailed information about SilverSun's 2020 financial results, please refer to the Company's Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Thursday, March 25, 2021.

“We are grateful that the Covid pandemic did not negatively impact our performance in 2020,” said Mark Meller, Chief Executive Officer of SilverSun. “In fact, the investments the Company made in the past few years in our IT managed services division, which provides managed services, cybersecurity, application hosting and Infrastructure-as-a-Service, enabled us to successfully achieve this past year. Customers in 2020 were required to adapt to the new work-from-home paradigm, and we were able to provide them with the technology and expertise required for them to operate their businesses remotely and securely.”

“Similarly, our ERP software and consulting division was also very busy. While we had customers negatively impacted by Covid, many of our customers took the long view that their businesses were going to continue to flourish after the pandemic. As a result, they took the opportunity in 2020 to accelerate their anticipated technology projects, which resulted in greater software sales and higher consultant utilization. Of even greater import, we had a very successful year selling ERP systems to net new customers. In fact, we were so successful that we were named by Sage Software as the Partner of the Year for 2020 for New Acquisitions.”

“Our operating results for 2020 show the impact of our organizational focus on margin improvement and cost reduction. Gross margin as a percentage of revenues increased to 40.2% in 2020, compared to 38.1% in 2019. Similarly, our selling, general and administrative expenses (SG&A), excluding depreciation and amortization, decreased to 37.9% of revenue in 2020, compared to 40.5% in 2019. We continue to review and implement cost-saving measures to reduce our operating expenses in order that we can improve our operating margins in the upcoming quarters.”

“Acquisitions have always been an important part of our growth strategy. We successfully completed 3 acquisitions in 2020, and have already successfully integrated them into our operations. We will continue to aggressively seek additional acquisition opportunities, and I am optimistic that we will be able to successfully acquire a similar or greater number of strategic companies in 2021.”

Meller concluded, “We are confident we can continue our upward trend in both revenue and profitability. The Company is well positioned for success, and we look forward to continuing to deliver positive news and results in the coming months.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller, CEO

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com